Exhibit 99.1

Arden Group, Inc.

CONTACT:	Patricia S. Betance
Assistant Secretary

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces Third Quarter Earnings and Special Cash Dividend

LOS ANGELES, CA November 4, 2008 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the third quarter ended September 27, 2008.

The Company also announced that on November 3, 2008, its Board of Directors declared a special cash dividend of twenty-five dollars ($25) per share on its Class A Common Stock.  The special cash dividend will be paid on December 8, 2008 to stockholders of record at the close of business on November 20, 2008.  The special cash dividend will total $79,027,450.

Bernard Briskin, Chief Executive Officer and Chairman of the Board, stated, “The Board of Directors of Arden Group, Inc. concluded that in view of the Company’s strong financial position, including its cash, marketable securities and positive cash flow, Arden would have adequate funds after the special dividend to meet current capital requirements.”

Mr. Briskin is the beneficial owner of 1,807,745 shares of the Company’s Class A Common Stock, representing approximately 57.2% of the outstanding Class A Common Stock (a portion of which is also beneficially owned by his spouse).

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 supermarkets in Southern California.

The foregoing press release contains forward-looking statements which are based on current expectations and assumptions that are subject to risks and uncertainties.  Actual results could differ materially because of various factors, including the economic condition in Southern California, competition from other grocers, and the impact of uninsured losses.  For further information concerning risks and uncertainties associated with the Company and its business, see the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 29, 2007 and Quarterly Report on Form 10-Q for the quarter ended June 28, 2008.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842

2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES

THIRD QUARTER EARNINGS RELEASE

(UNAUDITED)

		Thirteen Weeks Ended		Thirty-Nine Weeks Ended
		September 27,	September 29,	September 27,	September 29,
(In Thousands, Except Share and Per Share Data)		2008	2007	2008	2007

Sales	(a)	$114,156	$119,433	$349,588	$359,686

Operating income	(b)	6,342	14,088	27,355	33,902

Interest, dividend and other income (expense), net	(c)	600	905	1,766	2,267

Income before income taxes		6,942	14,993	29,121	36,169

Income tax provision		2,828	6,109	11,864	14,318

Net income		$4,114	$8,884	$17,257	$21,851

Basic and diluted net income per common share		$1.30	$2.81	$5.46	$6.91
Basic and diluted weighted average common shares outstanding		3,161,098	3,161,098	3,161,098	3,161,098

(a)              Same store sales decreased 4.4% and 2.8% during the thirteen and thirty-nine weeks ended September 27, 2008, respectively, compared to the same periods of 2007.  Sales were negatively impacted as a result of increased competition in our trade area, as well as a slowing economy and increased fuel and food prices which may have caused some of our customers to shop elsewhere.  In addition, the third quarter of 2007 included sales from Yom Kippur and Rosh Hashanah which did not occur until the fourth quarter in 2008.

(b)             In the third quarter of 2007, the Company recorded a retroactive credit of $2,374 for the period from March 2007 through June 2007 related to a decrease in union health care and pension contribution rates for the multi-employer plan that covers the majority of the Company’s employees.  The Company also recorded stock appreciation rights compensation expense of $2,489 in the third quarter of 2008 compared to $1,127 in the same period of 2007.  In addition, 2008 operating income reflects the impact of an increase in union hourly wage rates and an increase in the last-in, first-out (LIFO) charge to $598 in the third quarter of 2008 compared to $120 in the third quarter of 2007 due to rising food costs.

Increases in the LIFO charge and union hourly wage rates also impacted operating income on a year-to-date basis.  The LIFO charge increased to $1,214 for the first nine months of 2008 compared to $404 for the same period of 2007 due to rising food costs.  The decrease in operating income was partially offset by a decrease in union health care and pension expense as a result of a decrease in contribution rates effective March 2007 for the majority of the Company’s employees.

(c)              Interest and dividend income decreased in 2008 compared to 2007 due to lower interest rates partially offset by increased cash levels.

Arden Group, Inc.

2020 South Central Avenue, Compton, California  90220

Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950